UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2004

PEOPLESOFT, INC.

(Exact name of registrant as specified in its charter)

0-20710
(Commission file number)

Delaware	68-0137069
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification Number)

4460 Hacienda Drive, Pleasanton, CA	94588-8618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:           (925) 225-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On December 12, 2004, PeopleSoft, Inc., a Delaware corporation (“PeopleSoft” or the “Company”), Oracle Corporation, a Delaware corporation (“Oracle”), and Pepper Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Oracle (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into PeopleSoft (the “Merger”).

     Under the terms of the Merger Agreement, Oracle has revised its outstanding tender offer for all shares of PeopleSoft common stock (the “Offer”) to a purchase price of $26.50 per share. The expiration date of the Offer is 12:00 midnight, New York City time, on Tuesday, December 28, 2004, although the Offer shall be extended if less than a majority of the total number of shares of PeopleSoft common stock outstanding on a fully diluted basis have been validly tendered and not withdrawn at the expiration date. Following the conclusion of the Offer, the Merger will be consummated. Upon consummation of the Merger (the “Effective Time”), the remaining holders of issued and outstanding shares of common stock of PeopleSoft (other than stockholders who exercise appraisal rights under Delaware law), will receive $26.50 in cash for each share of PeopleSoft common stock. Approximately $10.3 billion will be required to purchase all of the shares of PeopleSoft estimated to be issued and outstanding and to pay estimated fees and expenses related to the Offer.

     In addition, options to acquire PeopleSoft common stock outstanding immediately prior to the consummation of the Merger will, upon consummation of the Merger, be converted into options to acquire that whole number of shares of Oracle common stock equal to the product of the number of shares of PeopleSoft’s common stock that would be issuable upon exercise of such PeopleSoft stock option immediately prior to the Effective Time, multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Oracle common stock. The exercise price will equal the quotient determined by dividing the exercise price per share of PeopleSoft common stock at which such stock option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. The Option Exchange Ratio means the quotient obtained by dividing $26.50 by the average of the closing prices of a share of Oracle common stock on the Nasdaq National Market over the ten trading days immediately preceding (but not including) the date on which the Effective Time occurs.

     Furthermore, at the Effective Time each outstanding share of Company restricted stock, to the extent then unvested, shall be cancelled in exchange for an obligation of PeopleSoft to pay $26.50 in cash. This cash amount generally will be paid on the date that the restricted stock would have vested.

     Each of the parties to the Merger Agreement has also agreed to enter into stipulations staying all litigation currently pending between them or their respective affiliates and representatives, or commenced by or on behalf of any of them in connection with the Offer, and the parties have agreed to file such stipulations promptly after the date of the Merger Agreement. Each of the parties also has agreed that, promptly following the date on which a majority of the PeopleSoft Board of Directors is comprised of members nominated by Oracle, each party will enter into and file stipulations dismissing with prejudice all such litigation and releasing all claims against the other parties to the Merger Agreement (and their affiliates and representatives) based on any action or omission that occurred prior to the date of such stipulations as of the date such stipulations are filed. Notwithstanding the foregoing, if the Merger Agreement is terminated, after such termination neither party (or its affiliates or representatives) is prevented from pursuing any such litigation or any other litigation against any other party to the Merger Agreement (or its affiliates or representatives).

     The Merger is conditioned upon the following: that (i) if required by applicable law, the Merger Agreement has been approved and adopted by the stockholders of PeopleSoft; (ii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and (iii) Merger Sub has purchased at least a majority of the total number of shares of PeopleSoft common stock outstanding on a fully diluted basis pursuant to the Offer.

     The parties currently expect the Merger to close in the first calendar quarter of 2005, although there can be no assurances that the Merger will close in that time period.

     The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit (e)(35) to Amendment No. 51 to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, as amended, filed with the Securities and Exchange Commission on the date hereof.

     On September 30, 2004, director Aneel Bhusri was elected Vice Chairman and became a full time consultant to the Company. In these capacities, he is responsible for leading the development of the Company’s corporate strategy, technology vision and long-term product roadmap and strategy. Mr. Bhusri reports to the Chief Executive Officer of the Company and is responsible for supervising the activities of the Executive Vice President of Products and Technology and the Chief Technology Officer. On December 6, 2004, the Corporate Governance/Nominating Committee of the Company’s Board of Directors approved the Company entering into a consulting agreement with Mr. Bhusri (the “Consulting Agreement”), setting forth the basis of this relationship. The Company and Mr. Bhusri executed the Consulting Agreement on December 10, 2004. Pursuant to the Consulting Agreement, beginning October 1, 2004, the Company has agreed to pay Mr. Bhusri for these services $125,000 per month and will reimburse him for reasonable out of pocket expenses. Such payments are in addition to directors’ fees to which Mr. Bhusri is entitled as a member of the Board. Pursuant to the mutual agreement of Mr. Bhusri and the Company, the Consulting Agreement will be terminated effective December 31, 2004. Mr. Bhusri remains a General Partner with Greylock Partners.

Item 3.03 Material Modification to Rights of Security Holders

     The Company and EquiServe Trust Company, N.A. (“EquiServe”), entered into Amendment No. 2 to First Amended and Restated Preferred Shares Rights Agreement, dated December 12, 2004 (the “Amendment”) to amend the First Amended and Restated Preferred Shares Rights Agreement, dated as of December 16, 1997 and amended as of December 26, 2002, by and between the Company and EquiServe, as rights agent (the “Rights Agreement’). The Amendment renders the rights issued pursuant to the Rights Agreement inapplicable to the Offer, the Merger and the Merger Agreement (each as defined in Item 1.01 above).

     A copy of the Amendment is attached hereto as Exhibit 4.1.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Exhibit	Description

4.1	Amendment No. 2 to First Amended and Restated Preferred Shares Rights Agreement, dated December 12, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2004

PEOPLESOFT, INC.

By:	/s/ Kevin T. Parker

Kevin T. Parker
Co-President and Chief Financial Officer